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EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
GOLF GALAXY, INC.

ARTICLE I
NAME

        The name of the corporation shall be Golf Galaxy, Inc.

ARTICLE II
REGISTERED OFFICE

        The location and post office address of the corporation's registered office in the State of Minnesota shall be 7275 Flying Cloud Drive, Eden Prairie, MN 55344.

ARTICLE III
CAPITAL STOCK

        3.1    Authorized Shares.     The authorized capital stock of this corporation shall consist of 50,000,000 shares which shall be 40,000,000 shares of common stock of the par value of one cent ($.01) per share (the "Common Stock") and 10,000,000 shares of preferred stock of the par value of one dollar ($1.00) per share (the "Preferred Stock"). The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock shall be as set forth in this Article III.

        3.2    Preferred Stock.     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the Minnesota Secretary of State a statement with respect to the adoption of the resolutions pursuant to the Minnesota Business Corporation Act (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications, limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a)   the distinctive serial designation of such series and the number of shares constituting such series, provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 10,000,000;

          (b)   the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

          (c)   whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (d)   the obligation, if any, of the corporation to retire shares of such series pursuant to a sinking fund;

          (e)   whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f)    whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

          (g)   the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

          (h)   any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereof shall cumulate, if cumulative.

        3.3    Common Stock.     Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article III:

          (a)   dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

          (b)   the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote;

          (c)   upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective share ownership; and

          (d)   the Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series; and the Board of Directors shall have authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

ARTICLE IV
PURPOSES AND POWERS

        The corporation shall have general business purposes and shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to, all those powers expressly conferred upon a business corporation by Chapter 302A of the Minnesota Statutes, as it may from time to time be amended, together with those powers implied therefrom.

ARTICLE V
DURATION

        The corporation shall have perpetual duration.

ARTICLE VI
PREEMPTIVE RIGHTS; CUMULATIVE VOTING

        The shareholders of the corporation shall not have the preemptive rights provided by Section 302A.413 of the Minnesota Statutes to subscribe for and to purchase any or all of the shares or other securities or rights to purchase shares or other securities of the corporation, now or hereafter authorized. The shareholders of the corporation shall not have the right of cumulative voting.

ARTICLE VII
LIMITATION OF LIABILITY

        A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (c) under Section 302A.559 of the Minnesota Business Corporation Act or Section 80A.23 of the Minnesota Securities Act, or (d) for any transaction from which the director derived an improper personal benefit. If the Minnesota Business Corporation Act is amended after this Article becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

        Any repeal or modification of this Article VII by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VIII
ACTION WITHOUT A MEETING

        An action required or permitted to be taken at a meeting of the directors may be taken by written action signed by all of the directors, and in the case of any action which need not be approved by the shareholders, such action may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the directors at which all directors were present.

ARTICLE IX
CLASSIFICATION AND REMOVAL OF DIRECTORS

        The Board of Directors shall be divided into three (3) classes, as nearly equal in number as the then total number of directors constituting the whole Board of Directors permits, with the term of office of one class expiring each year. Except as otherwise provided in the Bylaws, at each annual meeting of shareholders, successors to the directors whose terms shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders following the annual meeting at which such director was elected. Each director shall hold office until his or her successor is elected, or until his or her earlier death, resignation, retirement or removal. Any one or all of the directors may be removed at any time, with or without cause, by the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares of Common Stock. The amendment or repeal of this Article IX or equivalent provisions of the Bylaws of the corporation shall require the affirmative vote of the holders of at least seventy percent (70%) of the outstanding shares of Common Stock.

STATEMENT OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES A, B, C AND D CONVERTIBLE PREFERRED STOCK
of
GOLF GALAXY, INC.

Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company and Section 302A.401 of the Minnesota Business Corporate Act, on July 15, 2004 the Board of Directors adopted the following resolution recognizing the existence of four (4) series of preferred stock designated as Series A, B, C and D convertible preferred stock:

  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Articles of Incorporation, the existence of four (4) series of preferred stock of the corporation be, and it hereby is, recognized, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof are as follows:

ARTICLE I
CONVERTIBLE PREFERRED STOCK

        1.1    Designation and Amount.     The shares of each such series shall be as follows: 80,000 shall be designated Series A Convertible Preferred Stock, $1.00 par value per share; 35,000 shall be designated Series B Convertible Preferred Stock, $1.00 par value per share; 100,000 shall be designated Series C Convertible Preferred Stock, $1.00 par value per share; and 150,000 shall be designated Series D Convertible Preferred Stock, $1.00 par value per share. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock or Series D Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

        1.2    Rights and Preferences of Preferred Stock; Etc.

        1.2.1.    Preferences.     The preferences of each share of Convertible Preferred with respect to dividend payments and distributions of the Corporation's assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Corporation shall be equal to the preferences of every other share of Convertible Preferred from time to time outstanding in every respect and prior in right to such preferences of all other equity Securities of the Corporation, whether now or hereafter authorized.

        1.2.2.    Voting Rights.     Except as otherwise provided by law or in this Certificate of Designation, Preferences and Rights of Series A, B, C and D Convertible Preferred Stock ("Certificate of Designation") (including, without limitation Article II), the Holders of Convertible Preferred, by virtue of their ownership thereof, shall be entitled to cast the number of votes per share thereof on each matter submitted to the Corporation's shareholders for voting as equals the number of votes which could be cast by the Holders of the number of shares of Common into which such share of Convertible Preferred could be converted pursuant to Section 1.2.5 hereof immediately prior to the taking of such votes. Such votes shall be cast together with those cast by the Holders of Common and not as a separate class or classes except as otherwise provided herein of the By-laws of the Corporation or by law.

        1.2.3.    Liquidation Rights.     If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any Convertible Preferred shall be outstanding, each then outstanding share of Convertible Preferred shall entitle the Holder thereof to a preference against the

Property of the Corporation available for distribution to the Holders of the Corporation's equity Securities after payment of all debts and liabilities senior in preference or priority to the Convertible Preferred with respect to payments made upon liquidation, dissolution or winding-up, as the case may be, equal to (i) $100.00 plus an amount equal to all accrued and unpaid dividends on such share up to and including the date of such liquidation, dissolution or winding-up plus (ii) the Excess Payment (as defined herein) (collectively, the "Liquidation Amount"), provided, however, that if the Corporation does not have sufficient Property to make the distributions provided in clause (i) to all of the Holders of the Convertible Preferred, distributions shall be made pro rata among such Holders based on the number of shares of Convertible Preferred held by each. The "Excess Payment" with respect to each then outstanding share of Convertible Preferred shall mean an amount equal to the excess of (x) that amount of the Property of the Corporation available for distribution to all Holders of the Corporation's equity Securities multiplied by a fraction, the numerator of which shall be the Conversion Stock into which such share of Convertible Preferred is then convertible and the denominator of which shall be the Common outstanding immediately prior to such liquidation, winding-up or dissolution (assuming conversion of all Conversion Stock outstanding immediately prior to such liquidation, winding-up or dissolution) over (y) the amount paid with respect to such share of Convertible Preferred pursuant to clause (i) hereof. If the full amount to be paid to Holders of Convertible Preferred pursuant to this Section 1.2.3 is paid other than on a single day, the Liquidation Amount shall be calculated on the basis of the last date on which payment under this Section 1.2.3 occurs. An Organic Change shall not be deemed to be a liquidation, dissolution or winding-up.

        All of the preferential amounts to be paid to the Holders of Convertible Preferred as provided in this Section 1.2.3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Property of the Corporation to, the Holders of any other equity Securities of the Corporation, whether now or hereafter authorized.

        1.2.4.    Dividends.

        (A)    Regular Dividends.     The Holders of Convertible Preferred shall be paid, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends ("Regular Dividends") payable in cash at the then applicable Dividend Rate in quarterly installments on January 15, April 15, July 15 and October 15, provided, that, regular Dividends accruing for each quarter prior to and including the quarter ending January 15, 2003 shall be payable in one lump sum on January 15, 2003. For the purposes of calculating the dividends payable pursuant to this Section 1.2.4, each share of Convertible Preferred shall be valued at $100 per share.

        (B)    Accrual of Regular Dividends.     Regular Dividends shall accrue and be cumulative from (and including) the date on which such shares of Convertible Preferred are first issued, whether or not there are earnings available for the payment of dividends or whether or not such dividends have been declared by the Board, thereafter until paid.

        (C)    Cessation of Regular Dividend Accrual and Payment.

          (1)    Series A Convertible Preferred.    Notwithstanding the foregoing provisions of Section 1.2.4(A) and Section 1.2.4(B) if (i) an initial public offering of Common shall be effected at a price per share of Common of not less than the "Series A Threshold Price," being the greater of (a) two times the then existing Series A Conversion Price as set forth herein filed with respect thereto or (b) an amount equal to a 35% rate of return from the date of issuance of the Series A Convertible Preferred, compounded annually, per share of Series A Convertible Preferred or (ii) a Sale shall be effected at not less than the Series A Threshold Price (treating as Sale proceeds only amounts that would be distributable to the holders of the Corporation's equity securities if the Corporation liquidated immediately following consummation of the Sale), then such Regular Dividends shall cease to accrue on shares of Series A Convertible Preferred and the Holders of the Series A Convertible Preferred shall be deemed to have waived all rights to receive Regular Dividends and shall not be entitled to receive any Regular Dividends.

          (2)    Series B Convertible Preferred.    Notwithstanding the foregoing provisions of Section 1.2.4(A) and Section 1.2.4(B), if (i) an initial public offering of Common shall be effected at a price per share of Common of not less than the "Series B Threshold Price," being the greater of (a) two times the then existing Series B Conversion Price as set forth herein filed with respect thereto or (b) an amount equal to a 35% rate of return from the date of issuance of the Series B Convertible Preferred, compounded annually, per share of Series B Convertible Preferred or (ii) a Sale shall be effected at not less than the Series B Threshold Price (treating as Sale proceeds only amounts that would be distributable to the holders of the Corporation's equity securities if the Corporation liquidated immediately following consummation of the Sale), then such Regular Dividends shall cease to accrue on shares of Series B Convertible Preferred and the Holders of the Series B Convertible Preferred shall be deemed to have waived all rights to receive Regular Dividends and shall not be entitled to receive any Regular Dividends.

          (3)    Series C Convertible Preferred.    Notwithstanding the foregoing provisions of Section 1.2.4(A) and Section 1.2.4(B), if (i) an initial public offering of Common shall be effected at a price per share of Common of not less than the "Series C Threshold Price", being the greater of (a) two times the then existing Series B Conversion Price as set forth herein filed with respect thereto or (b) an amount equal to a 35% rate of return from the date of issuance of the Series C Convertible Preferred, compounded annually, per share of Series C Convertible Preferred or (ii) a Sale shall be effected at not less than the Series B Threshold Price (treating as Sale proceeds only amounts that would be distributable to the holders of the Corporation's equity securities if the Corporation liquidated immediately following consummation of the Sale), then such Regular Dividends shall cease to accrue on shares of Series C Convertible Preferred and the Holders of the Series C Convertible Preferred shall be deemed to have waived all rights to receive Regular Dividends and shall not be entitled to receive any Regular Dividends.

          (4)    Series D Convertible Preferred.    Notwithstanding the foregoing provisions of Section 1.2.4(A) and Section 1.2.4(B), if (i) an initial public offering of Common shall be effected at a price per share of Common of not less than the "Series D Threshold Price", being the greater of (a) two times the then existing Series B Conversion Price as set forth herein filed with respect thereto or (b) an amount equal to a 35% rate of return from the date of issuance of the Series D Convertible Preferred, compounded annually, per share of Series D Convertible Preferred or (ii) a Sale shall be effected at not less than the Series B Threshold Price (treating as Sale proceeds only amounts that would be distributable to the holders of the Corporation's equity securities if the Corporation liquidated immediately following consummation of the Sale), then such Regular Dividends shall cease to accrue on shares of Series D Convertible Preferred and the Holders of the Series D Convertible Preferred shall be deemed to have waived all rights to receive Regular Dividends and shall not be entitled to receive any Regular Dividends.

        (D)    Participating Dividends.     In the event any dividend or other distribution payable in cash or other property (other than shares of Common) is declared on the Common, each Holder of shares of Convertible Preferred on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or Property which would be received by the Holders of the number of shares of Common into which such share of Convertible Preferred would be converted pursuant to Section 1.2.5 hereof immediately prior to such record date; provided, however, that from and after the date of the actual payment of any such cash dividend pursuant to this Section 1.2.4(D) with respect to any share of Convertible Preferred, the amount of dividends accrued pursuant to Section 1.2.4(A) and (B) hereof with respect to such share prior to such date shall be reduced by the actual amount of such cash dividend so paid.

        1.2.5.    Conversion.

          (A)    General.    For purposes of conversion, the Convertible Preferred shall be valued at $100 per share ("Convertible Value), and, if converted, the Series A Convertible Preferred shall be converted into Common at the price per share of $4.35, subject to adjustment pursuant to the provisions of this Section 1.2.5 ("Series A Conversion Price"), the Series B Convertible Preferred shall be converted into Common at the price per share of $5.20, subject to adjustment pursuant to the provisions of this Section 1.2.5 ("Series B Conversion Price"), the Series C Convertible Preferred shall be converted into Common at the price per share of $5.72, subject to adjustment pursuant to the provisions of this Section 1.2.5 ("Series C Conversion Price"), and the Series D Convertible Preferred shall be converted into Common at the price per share of $6.30, subject to adjustment pursuant to the provisions of this Section 1.2.5 ("Series D Conversion Price"). The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and the Series D Conversion Price are each referred to herein as a "Conversion Price." The Common issuable upon conversion of the Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred is each referred to herein as "Conversion Stock."

          (B)    Right to Optional Conversion    The Holders of Convertible Preferred shall have the right, at their option, to convert such shares into Conversion Stock at any time on the terms set forth in Section 1.2.5(C).

          (C)    Method of Exercise; Payment Issuance of New Convertible Preferred; Transfer and Exchange.    The conversion right granted by Section 1.2.5(A) may be exercised by a Holder of Convertible Preferred, in whole or in part, by the surrender of the stock certificate or certificates representing the Convertible Preferred to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the Holder by fast-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole shares of Common as shall be computed by dividing (1) the aggregate Convertible Value of the Convertible Preferred so surrendered by (2) the applicable Conversion Price in effect at the time of such conversion. At the time of conversion of a share of Convertible Preferred, the Corporation shall pay in cash to the Holder thereof, an amount equal to all unpaid dividends accrued thereon through the date of conversion, whether there are earnings available for the payment of dividends or whether or not such dividends have been declared by the Board. Each Convertible Preferred stock certificate surrendered for conversion shall be endorsed by its Holder. In the event of any exercise of the conversion right of the Convertible Preferred granted herein (i) stock certificates for the shares of Common purchased by virtue of such exercise shall be delivered to such Holder forthwith, and unless the Convertible Preferred has been fully converted, a new Convertible Preferred stock certificate, representing the Convertible Preferred not so converted, if any, shall also be delivered to such Holder forthwith and (ii) stock certificates for the shares of Common so purchased shall be dated the date of such surrender and the Holder making such surrender shall be deemed for all purposes to be the Holder of the shares of Common so purchased as of the date of such surrender.

          (D)    Mandatory Conversion.

            (1)   All of the outstanding shares of Series A Convertible Preferred shall, without any further action by the Holder thereof, convert into Conversion Stock upon the first to occur of (i) the closing of a firm commitment underwritten public offering of Common by means of a registration statement filed by the Corporation under the Securities Act, which offering: (1) does not exclusively relate to securities under an employee stock option, bonus or other compensation plan; (2) is at a price of not less then the Minimum Price; and (3) results in gross proceeds to the Corporation of not less than $20 million (including proceeds. received by the Corporation upon exercise of any over-allotment option by underwriters) (such an offering being the "Initial Public Offering") or (ii) at such time as not more than 20% of the maximum number of shares of Series A Convertible Preferred actually issued remain outstanding.

            (2)   All of the outstanding shares of Series B Convertible Preferred shall, without any further action by the Holder thereof convert into Conversion Stock upon the first to occur of (i) an Initial Public Offering or (ii) at such time as not more than 20% of the maximum number of shares of Series B Convertible Preferred actually issued remain outstanding.

            (3)   All of the outstanding shares of Series C Convertible Preferred shall, without any further action by the Holder thereof, convert into Conversion Stock upon the first to occur of (i) an Initial Public Offering or (ii) at such time as not more than 20% of the maximum number of shares of Series C Convertible Preferred actually issued remain outstanding.

            (4)   All of the outstanding shares of Series D Convertible Preferred shall, without any further action by the Holder thereof, convert into Conversion Stock upon the first to occur of (i) an Initial Public Offering or (ii) at such time as not more than 20% of the maximum number of shares of Series D Convertible Preferred actually issued remain outstanding.

        The number of whole shares of Common to be delivered to each Holder of Convertible Preferred upon a conversion (a "Mandatory Conversion") pursuant to this Section 1.2.5(D) shall be computed by dividing (1) the aggregate Convertible Value of the Convertible Preferred so surrendered by (2) the Conversion Price of the Convertible Preferred so surrendered immediately prior to the closing of the Initial Public Offering or the time that not more than 20% of the maximum number of shares of the applicable series of Convertible Preferred actually issued remain outstanding, as the case may be. Subject to the provisions of Section 1.2.4(C) hereof, at the time of a Mandatory Conversion of a share of Convertible Preferred, the Corporation shall pay in cash to the Holder thereof an amount equal to all unpaid dividends accrued thereon through the date of conversion, whether there are earnings available for the payment of dividends or whether or not such dividends have been declared by the Board. In the event of a Mandatory Conversion pursuant to this Section 1.2.5(D), the Corporation shall forthwith transmit to each Holder of the converted series or series of Convertible Preferred notice thereof in reasonable detail, together with certificates for the shares of Common issued as a result thereof dated the date of such Mandatory Conversion against delivery of the certificates representing the Convertible Preferred to be converted, and such Holders shall be deemed for all purposes to be the Holders of such Common as of the date of such Mandatory Conversion.

        (E)    Stock Fully Paid; Reservation of Shares.     All shares of Common which may be issued upon conversion of Convertible Preferred will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Convertible Preferred is outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of shares of Common to provide for the conversion into Common of all Convertible Preferred then outstanding based upon the then applicable Conversion Price. Without limiting the generality of the foregoing, if at any time the Conversion Price of any series of Convertible Preferred is decreased in accordance with the terms hereof, the number of shares of Common authorized and reserved for issuance upon the conversion of such series of Convertible Preferred shall be appropriately increased.

        (F)    Adjustment of Conversion Price and Number of Shares.     The number of shares of Common issuable upon conversion of a series of Convertible Preferred and the corresponding Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

          (1)    Reclassification, Consolidation or Merger.    In case of any reclassification or change of outstanding Common issuable upon conversion of Convertible Preferred (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change—other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination—of outstanding Common issuable upon such conversion) the rights of the Holders of the outstanding Convertible Preferred shall be adjusted in the manner described below:

            (a)   In the event that the Corporation is the surviving corporation, each series of Convertible Preferred shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion thereof the Holder of the Convertible Preferred being converted shall procure, in lieu of each share of Common theretofore issuable upon such conversion, the kind and amount of shares of Stock other securities, money and Property receivable upon such reclassification, change, consolidation or merger by the Holder of each share of Common issuable upon such conversion had conversion occurred immediately prior to such reclassification, change, consolidation or merger. Each series of Convertible Preferred shall be deemed to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 1.2.5. The provisions of this clause (a) shall similarly apply to successive reclassifications, changes, consolidations and mergers.

            (b)   In the event that the Corporation is not the surviving corporation, the surviving corporation shall, without payment of any additional consideration therefor, issue new series of Convertible Preferred, providing that upon conversion thereof, the Holder thereof shall procure in lieu of each share of Common theretofore issuable upon conversion of the convertible Preferred the bind and amount of shares of Stock, other securities, money and Property receivable upon such reclassification, change, consolidation or merger by the Holder of each share of Common issuable upon conversion of the Convertible Preferred had such conversion occurred immediately prior to such reclassification, change, consolidation or merger. Such new series of Convertible Preferred shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 1.2.5. The provisions of this clause (b) shall similarly apply to successive reclassifications, changes, consolidations and mergers.

          (2)    Subdivision or Combination of Shares.    If the Corporation, at any time while any of the Convertible Preferred is outstanding, shall subdivide or combine its Common, the Conversion Price of each series of Convertible Preferred shall be proportionately reduced, in case of subdivision of shares, as of the effective date of such subdivision, or if the Corporation shall take a record of Holders of its Common for the purpose of a subdividing, as of such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination or, if the Corporation shall take a record of Holders of its Common for the purpose of so combining, as of such record date, whichever is earlier.

          (3)    Certain Dividends and Distributions.    If the Corporation, at any time while any of the Convertible Preferred is outstanding, shall:

            (a)    Stock Dividends.    Pay a dividend payable in, effect a split-up of, or make any other distribution of Common, the Conversion Price of each series of Convertible Preferred shall be adjusted, as of the date the Corporation shall take a record of the Holders of its Common for the purpose of receiving such dividend, stock split or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by multiplying such Conversion Price by a fraction (1) the numerator of which shall be the total number of shares of Common outstanding immediately prior to such dividend, split-up or distribution and (2) the denominator of which shall be the total number of shares of Common outstanding immediately after such dividend, split-up or distribution (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend, split-up or distribution); or

            (b)    Liquidating Dividends, etc.    Make a distribution of its Property to the Holders of its Common as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of funds legally available for dividends under the laws of the State of Minnesota, the Holders of each series of Convertible Preferred shall, upon conversion thereof, be entitled to receive, in addition to the number of shares of Common receivable thereupon, and without payment of any consideration therefor, a sum equal to the amount of such Property as would have been payable to them as owners of that number of shares of Common of the Corporation receivable upon such conversion, had they been the Holders of record of such Common on the record date for such distribution, and an appropriate provision therefor shall be made a part of any such distribution.

          (4)    Issuance of Additional Shares of Common.

            (a)   If the Corporation, at any time while any of the Convertible Preferred is outstanding, issues any Additional Shares of Common or, as provided in Section 1.2.5(F)(5) below, Common Stock Equivalents, at a price per share less than a Conversion Price of a series of Convertible Preferred then in effect (a "Dilutive Financing"), then, upon each such issuance, the Conversion Price of such series shall be reduced to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction:

              (i)    the numerator of which shall be the number of shares of Common outstanding immediately prior to the issuance of such Additional Shares of Common plus the number of shares of Common which the aggregate consideration received by the Corporation for the total number of such Additional Shares of Common so issued would purchase at the Conversion Price in effect for the particular series of Convertible Preferred immediately prior to such Dilutive Financing and

              (ii)   the denominator of which shall be the number of shares of Common outstanding immediately after the issuance of such Additional Shares of Common.

            (b)   To the extent an adjustment has been made under Sections 1.2.5(F) (1), (2) or (3) hereof; the provisions of this Section 1.2.5(F)(4) shall not apply. No adjustment of a Conversion Price of a particular series of Convertible Preferred shall be made under this Section 1.2.5(F)(4) upon the issuance of any Additional Shares of Common which are issued upon the exercise or conversion of any Common Stock Equivalent, upon the issuance or amendment of any such Common Stock Equivalent, (1) to the extent that any such adjustment shall previously have been made pursuant to Section 1.2.5(F)(5) hereof or (2) if no adjustment was required pursuant to Section 1.2.5(F)(5) hereof.

          (5)    Issuance of Common Stock Equivalents.    If the Corporation shall, at any time while any Convertible Preferred is outstanding, issue any Common Stock Equivalent and the price per share for which Additional Shares of Common may be issuable thereafter upon the exercise or conversion of such Common Stock Equivalent shall be less than the Conversion Price of any series of Convertible Preferred then in effect, or if, after any such issuance, the price per share for which Additional Shares of Common may be issuable thereafter is amended, and such price as so amended shall be less than the Conversion Price of any series of Convertible Preferred in effect at the time of such amendment, then such Conversion Price upon each such issuance or amendment shall be adjusted as provided in Section 1.2.5(F)(4) hereof on the basis that (a) the maximum number of Additional Shares of Common issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued on (1) the date on which the Corporation shall enter into a fun contract for the issuance of such Common Stock Equivalent or (ii) the date of actual issuance of such Common Stock Equivalent, and (b) the aggregate Consideration for such maximum number of Additional Shares of Common shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common pursuant to such Common Stock Equivalent. No adjustment of a Conversion Price shall be made under this Section 1.2.5(F)(5) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made in such Conversion Price then in effect upon the issuance of such warrants or other rights pursuant to this Section 1.2.5(F)(5).

          (6)    Other Provisions Applicable to Adjustments Under This Section.    The following provisions shall be applicable to the making of adjustments in the Conversion Price of a series of Convertible Preferred hereinabove provided in this Section 1.2.5:

            (a)    Computation of Consideration.    The consideration received by the Corporation shall be deemed to be the following: to the extent that any Additional Shares of Common or any Common Stock Equivalents shall be issued for cash consideration, the consideration received by the Corporation therefor, or, if such Additional Shares of Common or Common Stock Equivalents are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in each such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Board. The consideration for any Additional Shares of Common issuable pursuant to any Common Stock Equivalents shall be the consideration received by the Corporation for issuing such Common Stock Equivalents, plus the additional consideration payable to the Corporation upon the exercise, conversion or exchange of such Common Stock Equivalents. In case of the issuance at any time of any Additional Shares of Common or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of Stock other than Common, the Corporation shall be deemed to have received for such Additional Shares of Common or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied. In any case in which the consideration to be received or paid shall be other than cash, the Board shall notify each Holder of Convertible Preferred of its determination of the fair market value of such consideration prior to payment or accepting receipt thereof. If, within 10 days after receipt of said notice, the Holders of not less than a majority of any series of Convertible Preferred then outstanding shall notify the Board in writing of their objection to such determination, a determination of fair market value of such consideration shall be made by arbitration in accordance with the commercial rules of the American Arbitration Association, by an arbitrator in the City of Chicago, Illinois. If the determination of the arbitrator is within 5% of the determination of the Board, the Holders having so requested arbitration shall pay all of the Corporation's reasonable costs and expenses incurred in connection therewith (including attorneys' fees and expenses) upon demand by the Corporation, pro rata in proportion to their ownership of Convertible Preferred among them.

            (b)    Readjustment of Conversion Price.    Upon the expiration of the right to convert, exchange or exercise any Common Stock Equivalent the issuance of which effected an adjustment in the Conversion Price of any series of Convertible Preferred, if any such

    Common Stock Equivalent shall not have been converted, exercised, exchanged, the number of shares of Common deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent shall no longer be computed as set forth above, and such adjusted Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in such Conversion Price made pursuant to the provisions of this Section 1.2.5(F) alter the issuance of such Common Stock Equivalent) had the adjustment of such Conversion Price been made in accordance with the issuance or sale of the number of Additional Shares of Common actually issued upon conversion, exchange or issuance of such Common Stock Equivalent and thereupon only the number of Additional Shares of Common actually so issued shall be deemed to have been issued and only the consideration actually received by the Corporation (computed as in Section 1.2.5(F)(6)(a) hereof) shall be deemed to have been received by the Corporation.

            (c)    Treasury Shares.    The number of shares of Common at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary.

          (7)    Other Action Affecting Common.    In the event that the Corporation shall take any action affecting its Common, other than an action described in any of the foregoing Sections 1.2.5(F)(1) through (6), inclusive, which, in the good faith opinion of the Board, would adversely effect the conversion right of any series of Convertible Preferred, the applicable Conversion Price shall be adjusted in such manner and at such time as the Board by majority vote or written consent, which majority shall include the three Preferred Directors may in good faith determine to be equitable in the circumstances.

          (8)    Limitations on Transactions Affecting Conversion Price.    The Corporation shall not enter into any transaction described in (1)-(7) above which would result in an adjustment to the Conversion Price of any Series of Convertible Preferred to less than the par value of the Common.

        (G)    Notice of Adjustments.     Whenever the Conversion Price of any series of Convertible Preferred shall be adjusted pursuant to Section 1.2.5(F) hereof, the Corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary, or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Conversion Price of such series after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first-class mail, postage prepaid) to each Holder of any series of Convertible Preferred at its address shown on the books of the Corporation. The Corporation shall make such certificate and mail it to each Holder promptly after each adjustment.

        (H)    Fractional Shares.     No fractional shares of Common shall be issued in connection with any conversion of Convertible Preferred, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the applicable Conversion Price then in effect, to the extent sufficient funds are legally available to make such cash payment on the date of such conversion.

        (I)    No Reissuance of Convertible Preferred.     In the event any shares of Convertible Preferred shall be converted or redeemed by the Corporation, the shares so converted or redeemed shall not be reissuable by the Corporation as Convertible Preferred but shall become authorized undesignated shares which the Board of Directors may designate and issue. At such time as all outstanding shares of a particular series of Convertible Preferred have been converted or redeemed, (i) any theretofore authorized but unissued shares of such series shall return to the status of undesignated shares of the Corporation, (ii) these Restated Articles of Incorporation shall be deemed amended to eliminate all authorized shares of such series of Convertible Preferred and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

        1.2.6.    Redemption.

        (A)    Optional Redemption.     At any time hereafter, (i) the Holders of a majority of the then outstanding shares of Series A Convertible Preferred, by written notice to the Corporation, may notify the Corporation of their desire to have the Corporation redeem, for cash, all of the then outstanding shares of Series A Convertible Preferred; (ii) the Holders of a majority of the then outstanding shares of Series B Convertible Preferred, by written notice to the Corporation, may notify the Corporation of their desire to have the Corporation redeem, for cash, all of the then outstanding shares of Series B Convertible Preferred; (iii) the Holders of a majority of the then outstanding shares of Series C Convertible Preferred, by written notice to the Corporation, may notify the Corporation of their desire to have the Corporation redeem, for cash, all of the then outstanding shares of Series C Convertible Preferred; and (iv) the Holders of a majority of the then outstanding shares of Series D Convertible Preferred, by written notice to the Corporation, may notify the Corporation of their desire to have the Corporation redeem, for cash, all of the then outstanding shares of Series D Convertible Preferred. Within five days of receipt of any such notice (an "Optional Notice"), the Corporation shall provide notice (the "Corporation Notice") of such desire for redemption to each Holder of (i) the series of Convertible Preferred to be redeemed pursuant to this Section informing them of their right to vote to reject the Optional Notice and their right to have any or all of their shares of such series of Convertible Preferred redeemed at the Redemption Amount (as defined below) if the Optional Notice is not rejected; and (ii) all other series of Convertible Preferred (the "Other Series") informing them of the receipt of the Optional Notice and their right to vote to reject the Optional Notice. The Holders of the Other Series may then vote to reject the Optional Notice and the Holders of a majority of the outstanding shares of any Other Series may notify the Corporation of their election to pursue their redemption rights hereunder in the manner provided above. Any such notice (the "Shareholder Notice") received by the Corporation within 10 days of the Corporation Notice shall be deemed to be received simultaneously with the Optional Notice. If within such 10-day period Holders of at least the Preferred Class Supermajority notify the Corporation that such holders reject the Optional Notice, the Corporation shall notify all holders of Convertible Preferred of such rejection and the Optional Notice and any Shareholder Notice received by the Corporation shall be of no further effect. If within such 10-day period the Optional Notice is not rejected in the manner provided above, the Corporation shall redeem at a price per share equal to the Redemption Price plus all unpaid dividends accrued thereon through the date of redemption (the "Redemption Amount") all of the then outstanding shares of (i) the series of Convertible Preferred that submitted the Optional Notice; and (ii) any Other Series of which Holders of a majority of the outstanding shares submitted Shareholder Notices notifying the Corporation of their election to pursue redemption rights. The closing of the redemption shall take place at the principal offices of the Corporation on the 30th day (or if such day is not a business day, on the next day which is a business day) after delivery of the Corporation Notice. On the date of the closing, each series of Convertible Preferred to be redeemed shall cease to accrue dividends. At the closing, (i) each Holder electing to redeem its shares shall surrender the certificates representing such shares to be redeemed to the Corporation, which shall be duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and free and clear of all liens, claims and other encumbrances and (ii) the Corporation shall deliver to each Holder an official bank or certified check for the Redemption Amount times the number of shares to be redeemed from such Holder.

        (B)    Redemption Upon Certain Events.     Upon the occurrence of an Event of Non-Compliance or any Organic Change, (i) the Holders of a majority of the then outstanding shares of Series A Convertible Preferred, by written notice to the Corporation, may compel the Corporation to redeem, for cash, any or all of the then outstanding shares of Series A Convertible Preferred; (ii) the Holders of a majority of the then outstanding shares of Series B Convertible Preferred, by written notice to the

Corporation, may compel the Corporation to redeem, for cash, any or all of the then outstanding shares of Series B Convertible Preferred; (iii) the Holders of a majority of the then outstanding shares of Series C Convertible Preferred, by written notice to the Corporation, may compel the Corporation to redeem, for cash, any or all of the then outstanding shares of Series C Convertible Preferred; and (iv) the Holders of a majority of the then outstanding shares of Series D Convertible Preferred, by written notice to the Corporation, may compel the Corporation to redeem, for cash, any or all of the then outstanding shares of Series D Convertible Preferred. Within five days of receipt of such a notice (the "Special Notice"), the Corporation shall provide notice (the "Special Corporation Notice") of such redemption to each Holder of (i) the series of Convertible Preferred to be redeemed pursuant to this Section informing them of their right to have any or all of their shares of such series of Convertible Preferred redeemed at the Redemption Amount (as defined above), and (ii) the Other Series informing them of the receipt of the Special Notice. The Holders of the Other Series shall then have the right to notify the Corporation of their election to pursue their redemption rights hereunder in the manner provided above. Any such notice (the "Special Shareholder Notice") received by the Corporation within 10 days of the Special Corporation Notice shall be deemed to be received simultaneously with the Special Notice. Upon receipt of a Special Notice and/or a Special Shareholder Notice, the Corporation shall redeem all of the then outstanding shares of such series of Convertible Preferred at a price per share equal to the Redemption Amount. The closing of the redemption shall take place at the principal offices of the Corporation on the 30th day (or if such day is not a business day, on the next day which is a business day) after delivery of the Special Corporation Notice. On the date of the closing, each series of Convertible Preferred to be redeemed shall cease to accrue dividends. At the closing, (i) each Holder electing to redeem its shares shall surrender the certificates representing such shares to be redeemed to the Corporation, which shall be duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and free and clear of all liens, claims and other encumbrances and (ii) the Corporation shall deliver to each Holder an official bank or certified check for the Redemption Amount times the number of shares to be redeemed from such Holder.

        (C)    Availability of Funds for Redemption.     Notwithstanding anything in this Section 1.2.6 to the contrary, if the Corporation has insufficient funds legally available on the redemption date to redeem a series of Convertible Preferred pursuant to this Section 1.2.6, then funds to the extent legally available shall be used to redeem such shares, in which case the shares shall be redeemed pro rata from each Holder thereof; provided, that, in the event that there is simultaneously with any such required redemption, a required redemption of another series of Convertible Preferred in accordance with the terms of the Restated Articles of Incorporation, and the Corporation has insufficient funds legally available to redeem all such shares of the Convertible Preferred when it is so required to redeem, then funds to the extent legally available shall be used to redeem shares of Convertible Preferred (without regard to series or class) equally and ratably in proportion to the full redemption payments so required to be made to the Holders of Convertible Preferred. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of the unredeemed shares of Convertible Preferred, such funds shall be immediately used to redeem such shares equally and ratably in proportion to the full redemption payments so required to be made to the Holders of Convertible Preferred (without regard to series or class).

        1.2.7.    Consent of the Holders of Convertible Preferred.

        (A)    Series A Convertible Preferred.     So long as any shares of Series A Convertible Preferred shall be outstanding, the Corporation shall not, without the approval by the vote or written consent of the Holders of at least a majority (or more if required by law) of the then outstanding shares of Series A Convertible Preferred:

          (1)   Amend, waive or repeal any provisions of, or add any provision to, (i) Articles I and II of this Certificate of Designation or (ii) if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series A Convertible Preferred, any provision of the Amended and Restated Articles of Incorporation;

          (2)   Amend, waive or repeal any provisions of, or add any provision to, the Corporation's By-laws, if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series A Convertible Preferred;

          (3)   If the Second Series D Closing occurs, issue any equity security (other than options granted pursuant to the Corporation's 1996 Stock Option and Incentive Plan, warrants issued to agents and purchasers in connection with the issuance and sale of Series D Convertible Preferred, securities issuable upon exercise of such options or warrants, securities issuable upon exercise of other warrants outstanding on the date hereof, securities issuable upon conversion of outstanding convertible securities, and securities issuable upon consummation of a stock split or similar transaction) during the period beginning on the Second Series D Closing Date and ending one year thereafter.

          (4)   Issue any shares of Series A Convertible Preferred other than upon transfers of outstanding shares of Series A Convertible Preferred; and

          (5)   Enter into or permit any Subsidiary to enter into any agreement, indenture or other instrument which contains any provisions restricting the Corporation's obligation to pay dividends on or make redemptions of the Series A Convertible Preferred in accordance with Sections 1.2.4 and 1.2.6 hereof.

        (B)    Series B Convertible Preferred.     So long as any shares of Series B Convertible Preferred shall be outstanding, the Corporation shall not, without the approval by the vote or written consent of the Holders of at least a majority (or more if required by law) of the then outstanding shares of Series B Convertible Preferred:

          (1)   Amend, waive or repeal any provisions of, or add any provision to, (i) Articles I or II of this Certificate of Designation, or (ii) if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series B Convertible Preferred, any provision of the Amended and Restated Articles of Incorporation;

          (2)   Amend, waive or repeal any provisions of, or add any provision to, the Corporation's By-laws, if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series B Convertible Preferred;

          (3)   If the Second Series D Closing occurs, issue any equity security (other than options granted pursuant to the Corporation's 1996 Stock Option and Incentive Plan, wan-ants issued to agents and purchasers in connection with the issuance and sate of Series D Convertible Preferred, securities issuable upon exercise of such options or warrants, securities issuable upon exercise of other warrants outstanding on the date hereof; securities issuable upon conversion of outstanding convertible securities, and securities issuable upon consummation of a stock split or similar transaction) during the period beginning on the Second Series D Closing Date and ending one year thereafter.

          (4)   Issue any shares of Series B Convertible Preferred other than upon transfers of outstanding shares of Series B Convertible Preferred; and

          (5)   Enter into or permit any Subsidiary to enter into any agreement, indenture or other instrument which contains any provisions restricting the Corporation's obligation to pay dividends on or make redemptions of the Series B Convertible Preferred in accordance with Sections 1.2.4 and 1.2.6 hereof.

        (C)    Series C Convertible Preferred.     So long as any shares of Series C Convertible Preferred shall be outstanding, the Corporation shall not, without the approval by the vote or written consent of the Holders of at least a majority (or more if required by law) of the then outstanding shares of Series C Convertible Preferred:

          (1)   Amend, waive or repeal any provisions of, or add any provision to, (i) Articles I or II of this Certificate of Designation or (ii) if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series C Convertible Preferred, any provision of the Amended and Restated Articles of Incorporation;

          (2)   Amend, waive or repeal any provisions of, or add any provision to, the Corporation's By-laws, if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series C Convertible preferred;

          (3)   If the Second Series D Closing occurs, issue any equity security (other than options granted pursuant to the Corporation's 1996 Stock Option and Incentive Plan, warrants issued to agents and purchasers in connection with the issuance and sale of Series D Convertible Preferred, securities issuable upon exercise of such options or warrants, securities issuable upon exercise of other warrants outstanding on the date hereof securities issuable upon conversion of outstanding convertible securities, and securities issuable upon consummation of a stock split or similar transaction) during the period beginning on the Second Series D Closing Date and ending one year thereafter.

          (4)   Issue any shares of Series C Convertible Preferred other than upon transfers of outstanding shares of Series C Convertible Preferred; and

          (5)   Enter into or permit any Subsidiary to enter into any agreement, indenture or other instrument which contains any provisions restricting the Corporation's obligation to pay dividends on or make redemptions of the Series C Convertible Preferred in accordance with Sections 1.2.4 and 1.2.6 hereof.

        (D)    Series D Convertible Preferred.     So long as any shares of Series D Convertible Preferred shall be outstanding, the Corporation shall not, without the approval by the vote or written consent of the Holders of atleast a majority (or more if rewired by law) of the then outstanding shares of Series D Convertible Preferred:

          (1)   Amend, waive or repeal any provisions of, or add any provision to, (i) Articles I or II of this Certificate of Designation or (ii) if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series D Convertible Preferred, any provision of the Amended and Restated Articles of Incorporation;

          (2)   Amend, waive or repeal any provisions of, or add any provision to, the Corporation's By-laws, if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series D Convertible Preferred;

          (3)   If the Second Series D Closing occurs, issue any equity security (other than options granted pursuant to the Corporation's 1996 Stock Option and Incentive Plan, warrants issued to agents and purchasers in connection with the issuance and sale of Series D Convertible Preferred, securities issuable upon exercise of such options or warrants, securities issuable upon exercise of other warrants outstanding on the date hereof, securities issuable upon conversion of outstanding convertible securities, and securities issuable upon consummation of a stock split or similar transaction) during the period beginning on the Second Series D Closing Date and ending one year thereafter.

          (4)   Issue any shares of Series D Convertible Preferred other than pursuant to the Series D Purchase Agreement or upon transfers of outstanding shares of Series D Convertible Preferred; and

          (5)   Enter into or permit any Subsidiary to enter into any agreement, indenture or other instrument which contains any provisions restricting the Corporation's obligation to pay dividends on or make redemptions of the Series D Convertible Preferred in accordance with Sections 1.2.4 and 1.2.6 hereof.

        (E)  So long as any shares of Convertible Preferred shall be outstanding, the Corporation shall not, without the approval by the vote or written consent of the Holders of at least the Preferred Class Supermajority (or more if required by law):

          (1)   Consolidate with or merge into, or permit any Subsidiary to consolidate with or merge into, any other Person or permit any other Person to consolidate with or merge into it or any Subsidiary other than a consolidation or merger of two or more wholly-owned Subsidiaries into or with each other or of a wholly-owned Subsidiary into the Corporation;

          (2)   Sell, lease, encumber, transfer, liquidate or otherwise dispose of, or permit any Subsidiary to sell, lease, encumber, transfer, liquidate or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the Property of the Corporation or any Subsidiary;

          (3)   Dissolve the Corporation;

          (4)   Make any Investments or Acquisitions (in each case, in excess of $1,000,000 in any 12 month period) other than Permitted Investments;

          (5)   Change, in a material and substantial way, the nature of the business of the Corporation and its Subsidiaries from the development, management, operation and/or marketing of an off-course golf retailer and merchandiser;

          (6)   Declare or pay any dividend on, or redeem or repurchase or make any other direct or indirect distribution in respect of any equity Securities of the Corporation other than a series of Convertible Preferred pursuant to Section 1.2.4 or Section 1.2.6 or any repurchase specifically authorized pursuant to any Employee Plan or stock restriction agreement;

          (7)   Issue options to purchase more than 800,000 shares of Common (counting for this purpose all shares subject to then outstanding options and all shares previously issued upon exercise of options) to employees, officers, directors, consultants or agents pursuant to any stock option, stock bonus, restricted stock, similar equity incentive plan or otherwise (subject to ratable adjustment in the event of any stock splits, stock combinations or stock dividends);

          (8)   Authorize, create, issue or sell any shares of Parity Stock (or amend the terms thereof) or Senior Stock; or

          (9)   Incur, in any single transaction or series of related transactions occurring after the date hereof, Indebtedness in a principal amount exceeding $1,000,000 under any instrument or facility originating after the date hereof, or under any amendment to any instrument or facility existing on the date hereof; provided, however, that the amendment of an existing instrument or facility shall require such consent only if the principal amount of Indebtedness outstanding under such facility shall be increased by more than $1,000,000 as a result of such amendment.

ARTICLE II
BOARD OF DIRECTORS

        2.1    Right to Elect Directors.

          (A)  Subject to the provisions of subsections (B), (C) and (D) of this Section 2.1 below, so long as any shares of Convertible Preferred are outstanding, the Board shall consist of nine members, none of whom need be shareholders and each to be elected for a term ending at the next succeeding annual meeting of shareholders and his successor being elected and qualified. The Holders of at least the Preferred Class Supermajority shall be entitled to elect four directors (the "Preferred Directors"); the Holders of at least a majority of the then outstanding Common, treated as one class and without the Holders of Convertible Preferred having a right to vote with respect thereto, shall be entitled to elect two directors (the "Common Directors"); the Holders of at least a majority of the outstanding Common and Convertible Preferred, voting together as a single class with each outstanding share of Convertible Prefaced entitling its Holder to cast the number of votes that is equal to the number of shares of Common into which such share could then be converted pursuant to Section 1.2.5 hereof, shall be entitled to elect three directors (the "Other Directors"), provided, that if less than four Preferred Directors, two Common Directors or the three Other Directors are elected by the Holders of a majority of the shares of the then outstanding Convertible Preferred or Common (as the case may be), the unfilled position or positions shall be left vacant; and

          (B)  Upon the occurrence of an Event of Non Compliance, or during the continuance of an Event of Non-Compliance or if any default by the Corporation or any Subsidiary in the performance or observance of any obligation with respect to any Indebtedness having outstanding obligations or a principal amount in excess of $500,000 which gives a lender the right to accelerate the obligations thereunder (whether or not such right has been exercised) shall not have been waived by the lender or cured within 30 days following the expiration of any applicable grace periods (an "Additional Preferred Directors' Event") (a) the number of directors constituting the entire Board shall be automatically increased by three (the "Additional Preferred Directors"), and (b) the holders of at least the Preferred Class Supermajority shall be entitled to elect the three Additional Preferred Directors.

          (C)  Upon the Required Exercise of the Series D Warrant (a) the number of directors constituting the entire Board shall be automatically increased by one (the "Additional Series D Director"), and (b) the initial holder of the Series D Warrant (the "Initial Series D Holder") shall be entitled to elect the Additional Series D Director. Thereafter, so long as shares of Convertible Preferred remain outstanding and the Initial Series D Holder holds Proforma Conversion Stock or Other Common, the number of directors constituting the entire Board shall be automatically adjusted, prior to any meeting of shareholders at which directors are to be elected, to the number (rounded to the nearest whole number of directors) required to include such number of additional directors (the "Series D Proportionate Rotation Directors") other than the Preferred Directors, Common Directors, Other Directors, Additional Preferred Directors, and Additional Series D Director as will cause (x) the number of Series D Directors, divided by the total number of directors to equal (y) the total number of shares of Proforma Conversion Stock and Other Common held by the Initial Series D Holder, divided by the total number of shares of Proforma Conversion Stock and Other Common then outstanding. The Initial Series D Holder shall be entitled to elect any Series D Proportionate Representation Directors and to designate which Series D Proportionate Representation Directors must resign as necessary to effect any adjustments pursuant to this Section 2.1(C).

          (D)  If at any time after the date hereof; (a) all outstanding shares of Series A Convertible Preferred shall be redeemed or converted, or another transaction shall occur that shall result in no shares of Series A Convertible Preferred remaining outstanding, the number of Preferred Directors shall immediately be reduced by one and the number of Other Directors shall be increased by one, (b) all outstanding shares of Series B Convertible Preferred shall be redeemed or converted, or another transaction shall occur that shall result in no shares of Series B Convertible Preferred remaining outstanding, the number of Preferred Directors shall immediately be reduced by one and the number of Other Directors shall be increased by one; (c) all outstanding shares of Series C Convertible Preferred shall be redeemed or converted, or another transaction shall occur that shall result in no shares of Series C Convertible Preferred remaining outstanding, the number of Preferred Directors shall immediately be reduced by one and the number of Other Directors shall be increased by one; and (d) all outstanding shares of Series D Convertible Preferred shall be redeemed or converted, or another transaction shall occur that shall result in no shares of Series D Convertible Preferred remaining outstanding, the number of Preferred Directors shall immediately be reduced by one and the number of Other Directors shall be increased by one.

        2.2    Composition of the Board, Term of Office of Additional Directors.     The Preferred Directors, the Common Directors, the Other Directors and the Additional Directors, if any, shall constitute the duly elected directors of the Corporation. Each of the Preferred Directors, the Common Directors, the Other Directors and the Additional Directors, if any, shall have one vote on matters as to which the approval of the Board is required or otherwise sought. The term of office of all persons who are directors of the Corporation at the time Additional Directors are elected shall continue, notwithstanding the election of the Additional Directors. Each Additional Preferred Director so elected shall hold office until the earlier of (i) election and qualification of his or her successor by the holders of at least the Preferred Class Supermajority, (ii) earlier resignation or removal or (iii) the first date after such Additional Preferred Director's election on which (a) there no longer exists and is continuing an Event of Non-Compliance or Additional Preferred Directors' Event or (b) no shares of Convertible Preferred remain outstanding. Any Additional Series D Director so elected shall hold office until the earlier of (i) election and qualification of his or her successor by the holders of at least a majority of the then outstanding shares of Series D Convertible Preferred, (ii) earlier resignation or removal or (iii) the first date after such Additional Series D Director's election on which no shares of Series D Convertible Preferred remain outstanding. Any Series D Proportionate Representation Director so elected shall hold office until the earlier of (i) the date on which such director is no longer required pursuant to Section 2.1 (C) or (ii) earlier resignation or removal. Upon cessation of a relevant Event of Non-Compliance or Additional Preferred Directors' Event or if no shares of Convertible Preferred remain outstanding, the number of directors constituting the entire Board shall be determined as set forth elsewhere in the Restated Articles of Incorporation (including, without limitation, Section 2.1(A) above) and/or the Corporation's By-laws.

        2.3    Special Meeting Following Events of Non-Compliance.     As soon as practicable after the occurrence and during the continuance of an Event of Non-Compliance or an Additional Preferred Directors' Event and upon request by one or more Holders of Convertible Preferred which collectively hold not less than 20% of the total number of shares of Convertible Preferred then issued and outstanding, the Board will call or cause to be called a special meeting of the Holders of Convertible Preferred by promptly mailing or causing to be mailed to such Holders a notice of such special meeting to be held not less than 10 and not more than 20 days after the date such notice is given. If the Board does not call or cause to be called such a special meeting by mailing or causing to be mailed a notice pursuant to the preceding sentence by the 10th day after the request of any such Holder to do so, such special meeting may be called by any of such Holders on like notice. The record date for determining the Holders of the Convertible Preferred entitled to notice of and to vote at such special meeting will be the close of business on the Business Day preceding the day on which such notice is mailed. If a relevant Event of Non-Compliance or Additional Preferred Directors' Event shall cease after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such cessation, mail or cause to be mailed notice of such cessation to the Holders. Anything in this Section to the contrary notwithstanding, if the required number of Additional Preferred Directors are elected by the written consent of the Holders of Convertible Preferred in compliance with Minnesota law, the special meeting contemplated by this Section need not be called or held.

        2.4    Quorum Requirements.     At any meeting of shareholders called for the purpose of election of Preferred Directors and/or Additional Preferred Directors the Holder or Holders of 60% of the shares of Convertible Preferred then outstanding, present in person or by proxy, will constitute a quorum for the election of the Additional Preferred Directors or Preferred Directors.

        2.5    Vacancies, etc.     Subject to the terms of this Article II, any vacancy in the office of an Additional Preferred Director or Preferred Director may be filled by the holders of at least the Preferred Class Supermajority, in a meeting of stockholders or at a meeting of such Holders called for such purpose (or acting by written consent without need of any advance notice). Should a vacancy in the office of a Preferred Director or Additional Preferred Director occur, upon the written request, addressed to the corporation at its principal office, of the Holders of Convertible Preferred which collectively hold not less than 10% of the total number of shares of Convertible Preferred then outstanding, the Corporation shall call or cause to be called a special meeting of the Holders of Convertible Preferred by promptly mailing or causing to be mailed to such Holders a notice of such meeting to be held not less than 10 and not more than 20 days after the date such notice is given. If the Board does not call or cause to be called such a meeting by mailing or causing to be mailed pursuant to the preceding sentence by the 10th day after the request of any such Holder to do so, such special meeting may be called by any of such Holders on like notice. Any vacancy in the office of the Additional Series D Director or Series D Proportional Representation Director(s) may be filled by the Initial Series D Holder.

        2.6    Removal.     No Additional Preferred Director or Preferred Director may be removed prior to the expiration of his term of office except by vote of the holders of at least the Preferred Class Supermajority in a meeting of stockholders or at a meeting of such Holders called for such purpose (or acting by written consent without need of any advance notice). No Common Director may be removed prior to the expiration of his term of office except by vote of the Holders of the outstanding shares of Common, voting as a separate class, in a meeting of stockholders or at a meeting of such Holders called for such purpose (or acting by written consent without need of any advance notice). No Other Director may be removed prior to the expiration of his term of office except by vote of the Holders of the outstanding shares of Common and Convertible Preferred, voting together as a single class with each outstanding share of Convertible Preferred entitling its Holder to cast the number of votes that is equal to the number of shares of Common into which such share could then be converted pursuant to Section 1.2.5 hereof. So long as the Initial Series D Holder holds Proforma Conversion Stock or Other Common, no Additional Series D Director or Series D Proportionate Representation Director may be removed prior to the expiration of his term of office except by the Initial Series D Holder or as provided in Section 2.1(C).

        2.7    Definitions.     As used in this Certificate of Designation, the following terms have the following meanings:

          "Acquisitions" shall mean the purchase or other acquisition (whether through merger, consolidation or otherwise) of all or substantially all of the assets or capital stock of any Person, or the creation or acquisition of any Subsidiary.

          "Additional Directors" shall mean the Additional Preferred Directors, the Additional Series D Director, and the Series D Proportionate Representation Directors, collectively.

          "Additional Preferred Directors" shall have the meaning set forth in Section 2.1 (B) hereof.

          "Additional Preferred Directors' Event" shall have the meaning set forth in Section 2.1(B) hereof.

          "Additional Series D Director" shall have the meaning set forth in Section 2.1 (C) hereof.

          "Additional Shares of Common" shall mean all shares of Common issued by the Corporation at any time after the date hereof, except (i) Conversion Stock, (ii) 135,416 shares of Common authorized for issuance upon the exercise of certain warrants outstanding on the date hereof, (iii) shares of Common to be issued upon exercise of warrants to be issued to agents and investors in connection with the issuance and sale of Series D Convertible Preferred; (iv) not more than 800,000 shares of Common purchased, awarded or issued upon exercise of options granted or to be granted to employees, officers, directors, consultants or agents pursuant to any stock option, stock bonus, restricted stock or similar equity incentive plan ("Employee Plans") (subject to ratable adjustment in the event of any stock splits, stock combinations or stock dividends) after the closing of the Series A Purchase Agreement.

          "Affiliate" shall mean any entity controlling, controlled by or under common control with another entity. For the purposes of this definition, "control" shall have the meaning presently specified for that word in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act. With respect to any Person who is a limited partnership, Affiliate shall also mean any general or limited partner of such limited partnership, or any Person which is a general partner in a general or limited partnership which is a general partner of such limited partnership.

          "Appraised Value" shall mean, in respect of any share of Common Stock on any date herein specified, the fair market value of such share of Common (determined without giving effect to the discount for (i) minority interest, or (ii) any lack of liquidity of the Common or to the fad that the Corporation may not have any class .of Securities registered under the Securities Exchange Act of 1934, as amended) as of the last day of the most recent month for which financial statements of the Corporation are available, based on the share's fully diluted pro rata portion of the Equity Value.

          "Board" shall mean the Board of Directors of the Corporation.

          "Change-in-Control Transaction" means any transaction or series of related transactions, involving the sale to a non-Affiliate by the Holder of any class or series of its Stock, resulting in any Person or group of Persons acting in concert who were not theretofore the Holder or Holders of Voting Securities enabling the Holder or Holders thereof to cast more than a majority of the votes which may be cast for the election of directors becoming the Holder or Holders of at least such amount of Voting Securities (for such purpose, treating instruments or Securities issued in such transaction which are convertible into or exchangeable or exercisable for Voting Securities as being so converted, exchanged or exercised upon issuance, regardless of the terms thereof).

          "Common" shall mean the Corporation's Voting Common Stock with $.01 par value per share, and any stock into which such stock may hereafter be changed.

          "Common Directors" shall have the meaning set forth in Section 2.1(A).

          "Common Stock Equivalent" shall mean any Convertible Security or warrant, option or other right to subscribe for or purchase Common or any Convertible Security.

          "Conversion Price" shall have the meaning set forth in Section 1.2.5(A).

          "Conversion Stock" shall have the meaning set forth in Section 1.2.5(A).

          "Convertible Preferred" shall mean the Series A Convertible Preferred, the Series B Convertible Preferred, the Series C Convertible Preferred and the Series D Convertible Preferred.

          "Convertible Securities" shall mean evidences of Indebtedness, shares of Stock or other Securities which are or may be at any time convertible into or exchangeable for Common. The tam "Convertible Security" shall mean one of the Convertible Securities.

          "Convertible Value" shall have the meaning set forth in Section 1.2.5(A).

          "Corporation" shall mean Golf Galaxy, Inc.

          "Dilutive Financing" shall have the meaning set forth in Section 1.2.5(F)(4)(a).

          "Dividend Rate" shall mean 8% per annum, computed on the basis of the original issuance price of the share of Convertible Preferred and compounded quarterly from the original date of issuance of such share.

          "Employee Plans" shall have the meaning specified in the definition of Additional Shares of Common herein.

          "Equity Value" shall mean the value determined by an investment banking firm selected as set forth in the next sentence to be the price payable for the common equity of the Corporation (assuring conversion and/or exercise of all offing Common Stock Equivalents), assuming a willing buyer and seller, neither acting under any compulsion. The determination of the Equity Value shall be made by an investment banking firm of nationally recognized standing mutually selected by the Holders of not less than a majority of each series of the then outstanding shares of Convertible Preferred and the Corporation. If the Holders of a majority of the outstanding shares of each series of Convertible Preferred and the Corporation cannot agree on a mutually acceptable investment banking firm, then the Corporation and the Holders of 60% of the then outstanding shares of Convertible Preferred acting as a group shall each choose one such investment banking firm and the respective chosen firms shall agree on another investment banking firm which shall make the determination. The Corporation shall pay the expenses of all investment banking firms retained for the purpose of determining Equity Value.

          "Event of Non-Compliance" shall mean any of the following:

            (1)   Any failure by the Corporation to satisfy its obligations to declare or pay dividends pursuant to Section 1.2.4 of this Article;

            (ii)   if any material representation or warranty made by the Corporation in the Series A Purchase Agreement is or shall be untrue in any material respect at the time it was made, if such representation or warranty remains untrue after thirty (30) days' written notice from a Holder of the then outstanding shares of Series A Convertible Preferred;

            (iii)  if any material representation or warranty made by the Corporation in the Series B Purchase Agreement is or shall be untrue in any material respect at the time it was made, if such representation or warranty remains untrue after thirty (30) days' written notice from a Holder of the then outstanding shares of Series B Convertible Preferred;

            (iv)  if any material representation or warranty made by the Corporation in the Series C Purchase Agreement is or shall be untrue in any material respect at the time it was made, if such representation or warranty remains untrue after thirty (30) days' written notice from a Holder of the then outstanding shares of Series C Convertible Preferred;

            (v)   If any material representation or warranty made by the Corporation in the Series D Purchase Agreement is or shall be untrue in any material respect at the time it was made, if such representation or warranty remains untrue after thirty (30) days' written notice from a Holder of the then outstanding shares of Series D Convertible Preferred;

            (v)   Any material failure by the Corporation to comply with, or any material breach by the Corporation of the provisions of these Restated Articles of Incorporation (including the Corporation's redemption obligations pursuant to Section 1.2.6 or any of the material covenants, agreements or obligations of the Corporation contained in the Series A Purchase Agreement, Series B Purchase Agreement, Series C Purchase Agreement or the Series D Purchase Agreement or any of the documents which are exhibits thereto which continues for a period of thirty (30) days after written notice from a Holder of the then outstanding shares of Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred or Series D Convertible Preferred, as applicable);

            (vi)  Default by the Corporation or any Subsidiary in the performance or observance of any obligation or condition with respect to any material indebtedness of the Corporation or any Subsidiary if the holder of such Indebtedness accelerates the maturity of such Indebtedness or causes such Indebtedness to be prepaid, purchased or redeemed, or realizes upon any collateral or security for such Indebtedness; and

            (vii) If the Corporation shall:

              (a)   apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any property thereon or make a general assignment for the benefit of creditors (any of which shall be referred to herein as a "Receiver");

              (b)   in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a Receiver, and such Receiver shall not be discharged within sixty (60) calendar days;

              (c)   permit or suffer to exist the commencement of any bankruptcy reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding in respect of the Corporation, and, if any such case or proceeding is not commenced by the Corporation, such case or proceeding shall be consented to or acquiesced in by the Corporation, or shall result in the entry of an order for relief and shall remain for sixty (60) calendar days dismissed; or

              (d)   take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

          "Fair Market Value" shall mean, in respect of a share of Common on any date herein specified:

            (i)    to the extent that the Common is listed on a national stock exchange or admitted for trading on the Nasdaq Stock Market's National Market or Small-Cap Market, the average of the daily market prices for thirty consecutive trading days commencing forty-five days before such date; and

            (ii)   if the Common is not so listed or admitted for trading, the Appraised Value per share of Common as of such date.

          For the purposes of this definition, the daily market price for each such trading day shall be the last sale price on such day on the principal stock exchange on which such Common is then listed or admitted to trading, or if no sale takes place on such day on the principal stock exchange on which such Common is then listed or admitted to trading, the average of the last reported closing bid and asked prices on such day as officially quoted on such exchange.

          "Holders" shall mean the Persons who shall, from time to time, own of record, or beneficially, any Security. The term "Holder" shall mean one of the Holders.

          "Indebtedness" of any corporation shall mean the principal of (and premium, if any) and unpaid interest on

            (i)    indebtedness which is for money borrowed from others;

            (ii)   indebtedness guaranteed, directly or indirectly, in any manner by such corporation, or in effect guaranteed, directly or indirectly, by such corporation through an agreement, contingent or otherwise, to supply funds to or in any manner invest in the debtor or to purchase indebtedness, or to purchase Property or services primarily for the purpose of enabling the debtor to make payment of the indebtedness or of assuring the owner of the indebtedness against loss;

            (iii)  all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon Property owned by such corporation, even if such corporation has not in any manner become liable for the payment of such indebtedness;

            (iv)  all obligations of such corporation created or arising under any conditional sale, lease or other title retention agreement with respect to Property acquired by such corporation even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default are limited to repossession or sale of such Property to the extent that such obligations are required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles, consistently applied; and

            (v)   renewals, extensions and refunding of any such indebtedness.

          "Initial Public Offering" shall have the meaning set forth in Section 1.2.5(D) hereof.

          "Initial Series D Holder" shall have the meaning set forth in Section 2.1(C).

          "Investments" means with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others), or any purchase or acquisition by such Person of any stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Liquidation Amount" shall have the meaning set forth in Section 1.2.3 hereof.

          "Mandatory Conversion" shall have the meaning set forth in Section 1.2.5(D) hereof.

          "Minimum Price" shall mean the product of 2.5 multiplied by the Conversion Price in effect on the date of determination for the Series C Convertible Preferred.

          "Organic Change" shall mean the consolidation or merger of the Corporation into or with any corporation or corporations (other than a merger with another corporation in which the Corporation is the surviving corporation), or the sale or transfer by the Corporation of all or substantially all of its assets otherwise than to a Subsidiary of the Corporation, or a Change-in-Control Transaction.

          "Other Common" shall consist, at any time, of the shares of then outstanding Common which were not issued upon conversion of Convertible Preferred.

          "Other Directors" shall have the meaning specified in Section 2.1(A) hereof.

          "Parity Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or Property on a parity with any such preference or priority of any series of Convertible Preferred and no preference or priority as to dividends or Property superior to any such preference or priority of any series of Convertible Preferred and any instrument or Security convertible into or exchangeable for Parity Stock. Without limiting the generality of the foregoing, a dividend rate, mandatory or optional sinking fund payment amounts or schedules or optional redemption provisions, the existence of a conversion right or the existence of a liquidation preference of up to 100% of the original issue price plus unpaid accrued dividends plus a premium of up to the dividend rate or up to the percentage of the equity of the Corporation represented by such Stock, with respect to any class or series of Stock, differing from that of any series of Convertible Preferred, shall not prevent such class of Stock from being Parity stock.

          "Person" shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.

          "Permitted Investments" shall mean Investments without the approval of the Holders of Convertible Preferred pursuant to Section 1.2.7:

            (i)    which constitute Investments or Acquisitions not in excess of $1,000,000 in any 12 month period;

            (ii)   in Subsidiaries;

            (iii)  in any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States;

            (iv)  in any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investor's Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Corporation ("S&P" ) or any successor rating agency;

            (v)   in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Corporation) organized and existing under the laws of the United States with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or any successor rating agency or "A-1" (or higher) according to S&P or any successor rating agency;

            (vi)  in any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus and undivided profits in excess of $500 million; and

            (vii) in money market funds substantially all of whose assets are comprised of Investments described in clauses (iii) through (vi) of this definition.

          "Preferred Class Supermajority" shall mean 60% of the then outstanding Convertible Preferred, voting together as a single class with each outstanding share of Convertible Preferred entitling its Holder to cast the number of votes that is equal to the number of shares of Common into which such share could then be converted pursuant to Section 1.2.5 hereof.

          "Preferred Directors" shall have the meaning specified in Section 2.1(A).

          "Proforma Conversion Stock" shall consist, at any time, of the shares of then outstanding Common issued upon conversion of Convertible Preferred and the Common then issuable upon conversion of the then, outstanding Convertible Preferred.

          "Property" shall mean an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

          "Redemption Amount" shall have the meaning set forth in Section 1.2.6(A).

          "Redemption Price" shall mean the greater of (x) $100.00 and (y) the Fair Market Value of the Common into which a share of the applicable series of Convertible Preferred is convertible in accordance with Section 1.2.5 hereof.

          "Regular Dividends" shall have meaning set forth in Section 1.2.4(A) hereof.

          "Required Exercise" shall mean the issuance of shares upon exercise of the Series D Warrant which, when combined with shares previously issued upon any partial exercise of such warrant, in the aggregate, amount to at least 80% of the total number of shares originally subject to such warrant, as adjusted to the extent required under the anti-dilution provisions of such warrant as a result of any circumstances occurring prior to the date of such exercise.

          "Sale" means the consolidation or merger of the Corporation into or with any corporation or other corporations (other than a merger with another corporation in which the Corporation is the surviving corporation) or the sale or transfer by the Corporation of all or substantially all of its assets.

          "Second Series D Closing" shall mean the completion of the issuance and sale of 150,000 shares (in the aggregate, including shares of such stock the issuance and sale of which was previously completed) of Series D Convertible Preferred pursuant to the Series D Purchase Agreement.

          "Second Series D Closing Date" shall mean the date of the Second Series D Closing.

          "Securities" shall mean any debt or equity securities of the Corporation or a Subsidiary, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. The term "Security" shall mean one of the Securities.

          "Securities Act" shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

          "Securities and Exchange Commission" shall mean the United States Securities and Exchange Commission or any successor to the functions of such agency.

          "Senior Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or Property superior to any such preference or priority of any series of Convertible Preferred and any instrument or Security convertible into or exchangeable for Senior Stock.

          "Series A Conversion Price" shall have the meaning set forth in Section 1.2.5(A) hereof.

          "Series A Convertible Preferred" shall mean the Corporation's Series A Convertible Preferred Stock, par value $1.00 per share, and any Stock into which such Stock may hereafter be changed, other than Conversion Stock.

          "Series A Threshold Price" shall have the meaning set forth in Section 1.2.4(C)(1) hereof.

          "Series A Purchase Agreement" shall mean those certain purchase agreements, dated as of January 15, 1998, between the Corporation and the investors named therein pursuant to which the shares of Series A Convertible Preferred were sold and issued.

          "Series B Conversion Price" shall have the meaning set forth in Section 1.2.5(A) hereof.

          "Series B Convertible Preferred" shall mean the Corporation's Series B Convertible Preferred Stock, par value $1.00 per share, and any Stock into which such Stock may hereafter be changed, other than Conversion Stock.

          "Series B Threshold Price" shall have the meaning set forth in Section 1.2.4(C)(2) hereof.

          "Series B Purchase Agreement" shall mean those certain purchase agreements, dated as of November 23, 1998, between the Corporation and the investors named therein pursuant to which the shares of Series B Convertible Preferred were sold and issued.

          "Series C Conversion Price" shall have the meaning set forth in Section 1.2.5(A) hereof.

          "Series C Convertible Preferred" shall mean the Corporation's Series C Convertible Preferred Stock, par value $1.00 per share, and any Stock into which such Stock may hereafter be changed, other than Conversion Stock.

          "Series C Purchase Agreement" shall mean those certain purchase agreements, dated as of July 9, 1999, between the Corporation and the investors named therein pursuant to which the shares of Series C Convertible Preferred were sold and issued.

          "Series C Threshold Price" shall have the meaning set forth in Section 1.2.4(C)(3) hereof.

          "Series D Conversion Price" shall have the meaning set forth in Section 1.2.5(A) hereof.

          "Series D Convertible Preferred" shall mean the Corporation's Series D Convertible Preferred Stock, par value $1.00 per share, and any Stock into which such Stock may hereafter be changed, other than Conversion Stock.

          "Series D Directors" shall mean the total of: (i) the number of Preferred Directors and Other Directors nominated by a majority of the shares of Series D Convertible Preferred outstanding and elected pursuant to Section 2.1 hereof, (ii) the Additional Series D Director and (iii) any Series D Proportionate Representation Directors.

          "Series D Proportionate Representation Directors" shall have the meaning set forth in Section 2.1 (C) hereof.

          "Series D Purchase Agreement" shall mean the purchase agreement, to be dated as of October 2, 2000, between the Corporation and the investor named therein pursuant to which shares of Series D Convertible Preferred will be sold and issued to such investor.

          "Series D Threshold Price" shall have the meaning set forth in Section 1.2.4(C)(4) hereof.

          "Series D Warrant" shall mean the mean the warrant to purchase 500,000 shares of Common at an exercise price of $7.00 per share to be issued as provided in Section 1.2(b) the Series D Purchase Agreement.

          "Stock" shall include any and all shares, interests or other equivalents (however designated) of, or participation in, corporate stock.

          "Subsidiary" shall mean any corporation at least 50% of whose outstanding Voting Securities and capital stock shall at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

          "Voting Securities," as applied to the securities of any corporation, shall mean securities of any class or classes (however designated) having ordinary voting power for the election of a member of the Board of Directors (or other governing body) of such corporation, other than securities having such power only by reason of the happening of a contingency.

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ARTICLE II REGISTERED OFFICE
ARTICLE III CAPITAL STOCK
3.1 Authorized Shares.
3.2 Preferred Stock .
3.3 Common Stock .
ARTICLE IV PURPOSES AND POWERS
ARTICLE V DURATION
ARTICLE VI PREEMPTIVE RIGHTS; CUMULATIVE VOTING
ARTICLE VII LIMITATION OF LIABILITY
ARTICLE VIII ACTION WITHOUT A MEETING
ARTICLE IX CLASSIFICATION AND REMOVAL OF DIRECTORS
STATEMENT OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A, B, C AND D CONVERTIBLE PREFERRED STOCK of GOLF GALAXY, INC.
ARTICLE I CONVERTIBLE PREFERRED STOCK
1.1 Designation and Amount.
1.2 Rights and Preferences of Preferred Stock; Etc.
1.2.1. Preferences.
1.2.2. Voting Rights.
1.2.3. Liquidation Rights.
1.2.4. Dividends.
(A) Regular Dividends.
(B) Accrual of Regular Dividends.
(C) Cessation of Regular Dividend Accrual and Payment.
(D) Participating Dividends.
1.2.5. Conversion.
(E) Stock Fully Paid; Reservation of Shares .
(F) Adjustment of Conversion Price and Number of Shares .
(G) Notice of Adjustments .
(H) Fractional Shares .
(I) No Reissuance of Convertible Preferred .
1.2.6. Redemption.
(A) Optional Redemption .
(B) Redemption Upon Certain Events .
(C) Availability of Funds for Redemption .
1.2.7. Consent of the Holders of Convertible Preferred .
(A) Series A Convertible Preferred .
(B) Series B Convertible Preferred .
(C) Series C Convertible Preferred .
(D) Series D Convertible Preferred .
ARTICLE II BOARD OF DIRECTORS
2.1 Right to Elect Directors.
2.2 Composition of the Board, Term of Office of Additional Directors.
2.3 Special Meeting Following Events of Non-Compliance.
2.4 Quorum Requirements.
2.5 Vacancies, etc.
2.6 Removal.
2.7 Definitions.